Addendum to Recordkeeping Agreement

By and Among Pershing LLC (“Recordkeeping Agent”), Tributary Funds, Inc., on behalf of the funds listed on attached Schedule I (“Funds”), Tributary Capital Management, LLC (“Adviser”), and Northern Lights Distributors, LLC(“Fund Agent”).

August 11, 2023

Addendum to Recordkeeping Agreement	CONFIDENTIAL

This Addendum No. 1 (“Addendum”) to the Pershing LLC Recordkeeping Agreement (“Agreement”) dated May 19, 2023, is entered into effective August 11, 2023 (“Effective Date”), by and among Tributary Funds, Inc. (the “Trust”), on behalf of each of the funds listed on Schedule I attached hereto (each a “Fund” and collectively, “Funds”), Northern Lights Distributors, LLC (“Fund Agent”), Tributary Capital Management, LLC (“Adviser”), and Pershing LLC, a Delaware limited liability company (“Recordkeeping Agent”). This Addendum supplements and is part of the Agreement. The parties acknowledge that the Funds will not be available in FundVest Institutional (as defined below) until the completion of certain operational processes.

RECITALS

WHEREAS the Recordkeeping Agent, the Funds and the Fund Agent entered into the Agreement, and now wish to amend the Agreement to add the Adviser as a party;

WHEREAS pursuant to the Agreement, Recordkeeping Agent acts in the capacity of a Recordkeeping Agent and desires to facilitate transactions in Shares between the Funds or their designated agent and Recordkeeping Agent’s introducing broker-dealers (“IBDs”) on behalf of clients of such IBDs (“Clients”), and that certain of these IBDs have agreed to participate in Recordkeeping Agent’s FundVest Institutional no transaction fee program (“FundVest Institutional”) under the terms and conditions as set forth in an agreement between Recordkeeping Agent and each IBD;

WHEREAS the terms and conditions set forth herein apply to mutual fund transactions effected on behalf of Clients; and

WHEREAS each Fund wishes to have Recordkeeping Agent and/or IBDs provide on its behalf certain administrative services, personal services and/or maintenance of accounts (collectively, “Services”), with respect to Clients investing in each Fund that Recordkeeping Agent makes available to Clients through FundVest Institutional; and

WHEREAS such Services will be performed pursuant to the terms and conditions as set forth herein.

NOW, THEREFORE, in consideration of the promises and the mutual covenants contained herein, the parties agree as follows:

ARTICLE I SERVICES

Section 1.01 Reporting.

(a)  At the request of the Funds, Recordkeeping Agent will provide detailed reporting on a monthly or quarterly basis that includes assets per IBD, assets per CUSIP or assets per registered investment adviser firm. Recordkeeping Agent will also provide trade or position level detail reports upon request;

(b)  Recordkeeping Agent will establish and maintain records of Client accounts and such other historical Client records consistent with the requirements of all applicable laws, rules and regulations;

(c)  Recordkeeping Agent will provide, upon written request of a Fund, copies of all the historical records relating to transactions between the Fund and Clients, written communications regarding the Fund to or from Clients and other materials, in each case (i) as are maintained by Recordkeeping Agent in the ordinary course of its business, and (ii) as may reasonably be requested to enable the Fund including, without limitation, its compliance personnel, auditors or legal counsel, to: (1) monitor and review the Services provided; (2) comply with any request of a governmental body or SRO; (3) verify compliance by Recordkeeping Agent with the terms of this Addendum; (4) make required regulatory reports; or (5) perform general client supervision. Recordkeeping Agent agrees that it will, upon written notice, permit the Fund to have reasonable access to its personnel and records in order to facilitate the monitoring of the Services provided;

(d)  Recordkeeping Agent will provide such other services as a Fund may reasonably request; and

(e)  Recordkeeping Agent will waive the ticket charge on all trades that qualify as program shares.

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Section 1.02 Role of Parties. The parties acknowledge and agree that:

(a)  The Services under this Addendum are not the services of an underwriter or a principal underwriter within the meaning of the Securities Act of 1933, as amended, or the 1940 Act. None of the Services under this Addendum shall be construed as investment advisory, distribution, or marketing-related services. This Addendum does not grant Recordkeeping Agent or IBDs any right to purchase shares from any Fund (although it does not preclude them from purchasing any such shares), nor is Recordkeeping Agent or IBD an agent of any Fund to receive any orders to purchase or redeem shares of such Fund on behalf of such Fund. To the extent Recordkeeping Agent is involved in the transmission of orders to purchase or redeem Fund shares received from an IBD, such involvement will be solely as agent of such IBD.

(b)  Clients are transacting business with Recordkeeping Agent and IBD and will look to Recordkeeping Agent and IBD, and not the Fund, for resolution of problems or discrepancies in their accounts caused by or arising from the Services provided by Recordkeeping Agent pursuant to this Addendum. For avoidance of doubt, the parties hereto acknowledge that Recordkeeping Agent and IBD shall not be responsible for, and specifically disclaim responsibility or liability for, problems or discrepancies in Client accounts caused by or arising from services provided by the Fund or any of its service providers.

ARTICLE II REPRESENTATIONS, WARRANTIES, AND COVENANTS

Section 2.01 Representations, Warranties, and Covenants of Recordkeeping Agent. In addition to the representations, warranties and covenants included in the Agreement, Recordkeeping Agent shall maintain the necessary facilities, equipment and personnel to perform the Services hereunder and to ensure compliance with any applicable laws, rules and regulations related to the Services to be provided under this Addendum, including the maintenance and preservation of all records and registrations required by any applicable laws, rules and regulations.

Section 2.02 Representations, Warranties, and Covenants of the Funds, Fund Agent and the Adviser. In addition to the representations, warranties and covenants included in the Agreement, each Fund, the Fund Agent, and the Adviser hereby represent, warrant, and covenant with respect to themselves that:

(a)  Adviser and/or Fund shall provide (or cause to be provided), upon request of Recordkeeping Agent, copies of all the historical records relating to transactions between each Fund and Recordkeeping Agent, written communications regarding the Fund to or from Recordkeeping Agent and such other materials, in each case (i) as are maintained by Fund Agent, Adviser and/or each Fund in the ordinary course of its business and in compliance with applicable law, and (ii) as may be requested to enable Recordkeeping Agent to (1) comply with the request of any governmental body or SRO; (2) verify compliance by such party with the terms of this Addendum, (3) make required regulatory reports, or (4) perform general Client supervision;

(b)  Each Fund covenants that, to the extent it is responsible for the payment of Fees (as defined below) either directly to Recordkeeping Agent or indirectly to Recordkeeping Agent through Fund Agent, for personal/account maintenance services as set forth in Schedule II, such Fees will be paid out of shareholder servicing or other fees presently being charged to the Fund and fully disclosed in its current Prospectus;

(c)  Each Fund covenants that, to the extent any portion of the Fees is paid directly by the Fund or indirectly by such Fund through Fund Agent, pursuant to a plan adopted and maintained pursuant to Rule 12b-1 under the 1940 Act (“Rule 12b-1 Plan”), any person authorized to direct the disposition of monies paid or payable by such Fund pursuant to such Rule 12b-1 Plan or any related agreement shall provide to the Fund’s board, and the board members of such Fund shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.

ARTICLE III TRANSACTION CHARGES / FEES

Section 3.01 Transaction Charges. Recordkeeping Agent shall not assess or collect any transaction fee from Clients upon the purchase or redemption of any Program Shares, except as noted in Section 3.02 hereof. Client

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Addendum to Recordkeeping Agreement	CONFIDENTIAL

purchases not meeting the criteria as set forth herein may be charged a transaction fee by the IBD or Recordkeeping Agent, as the case may be, and will not be included in Fee invoices presented to a Fund for payment.

Section 3.02 Short Term Redemptions and Transfers. It is hereby understood that Recordkeeping Agent or IBDs may charge Clients a fee, other than and in addition to any redemption fee imposed by a Fund, for any short-term redemption, or exchange within specified time frames. The parties hereto agree that such redemption fee, if applied, would be in addition to any redemption fee assessed to a Client by a Fund, as disclosed in the applicable Fund’s Prospectus, relating to such Client’s short-term trading activity. The parties hereto agree further that any such fees charged to Clients by Recordkeeping Agent or IBDs shall be disclosed to such Clients as fees of the Recordkeeping Agent or IBD and shall not be deemed fees of the Fund(s).

ARTICLE IV TERM OF ADDENDUM; TERMINATION

Section 4.01 Term of Addendum. This Addendum shall commence as of the Effective Date.

Section 4.02 Termination. Each party may terminate this Addendum for any reason upon (a) ninety (90) days prior written notice to the nonterminating parties. The parties may terminate this Addendum in its entirety or with respect to any particular Fund, upon their mutual written agreement, as of a mutually agreeable termination date; or (b) such shorter notice as may be authorized or directed by law, order, or instruction from a court of competent jurisdiction, regulatory body, or SRO with jurisdiction over the terminating party. This Addendum shall also terminate immediately upon termination of the Agreement.

Section 4.03 Payment on Shares Post-Termination. Upon termination as to a Fund, such Fund and/or the Adviser will not be obligated to pay Fees with respect to any of such Fund’s shares that become part of any Recordkeeping Agent brokerage account after the date of such termination. However, notwithstanding any such termination, each of the Fund and/or the Adviser will remain obligated to pay Recordkeeping Agent Fees as to each Fund share that was considered when calculating Fees as of the date of termination (a “Pre-Termination Share”), for so long as such Pre-Termination Share is held in any Recordkeeping Agent brokerage account and Recordkeeping Agent or IBD continues to perform services as to such Pre-Termination Shares; provided, however, that no Fund or the Adviser shall be responsible for the payment of any Fees, directly or indirectly, accrued after termination of this Addendum with respect to Pre-Termination Shares if termination has occurred because of any reason specified in sub-paragraph (b) of Section 4.02. The applicable Fund shall reimburse Recordkeeping Agent promptly for any reasonable expenses Recordkeeping Agent incurs in effecting any termination of this Addendum with respect to a Fund including, but not limited to, delivery to the Fund of any records, instruments, or documents reasonably requested by the Fund.

ARTICLE V GENERAL PROVISIONS

Section 5.01 Custody. Each Fund acknowledges that Fund shares maintained by Recordkeeping Agent for Clients hereunder are held for the exclusive benefit of Clients of IBDs and shall be held free of any right, charge, security interest, lien or claim against Recordkeeping Agent or IBDs in favor of the Fund or its agents acting on behalf of the Fund.

Section 5.02 Arbitration. Any dispute that arises in conjunction with this Addendum shall be submitted to arbitration in accordance with the provisions set forth in the Agreement.

Section 5.03 Definitions. All capitalized terms used in this Addendum and not otherwise defined herein have the definitions assigned to them in the Agreement.

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IN WITNESS WHEREOF, the parties hereby affix their signatures by their duly authorized officers.

Northern Lights Distributors, LLC	Pershing LLC

Douglas K. Jones	Justin Fay
Print Name	Print Name

/s/ Douglas K. Jones	/s/ Justin Fay
Signature	Signature

Vice President	Director
Title	Title

August 25, 2023	09/12/2023 12:38 PM EDT
Date	Date

Tributary Funds, Inc., on behalf of the Funds 1620 Dodge Street, Omaha, NE 68197	Tributary Capital Management, LLC 1620 Dodge Street, Omaha, NE 68197

Stephen C. Wade	Mark A. Wynegar
Print Name	Print Name

/s/ Stephen C. Wade	/s/ Mark A. Wynegar
Signature	Signature

President & Director	President
Title	Title

8/23/2023	8/24/2023
Date	Date

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SCHEDULE I

Name of Fund(s)	CUSIP	Symbol
Tributary Small Company Fund – Institutional Class	89609H878	FOSCX

(THIS LANGUAGE SHOULD REMAIN WITHIN THIS SECTION)

Unless otherwise indicated in writing, all additions or deletions to the existing classes or family of funds, either through new offerings, mergers, or acquisition, will automatically fall under the rules established by this Addendum and will not require a signed amendment by the parties. The Funds or their designated agent will notify Recordkeeping Agent of any aforementioned changes in writing.

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SCHEDULE II-FEES

Fees are solely for Services provided by Recordkeeping Agent or IBDs and do not constitute payment in any manner for investment advisory, distribution, trustee, or custodial services. Fees shall be payable on all Shares of each Fund being held by Recordkeeping Agent for Clients excluding: (a) Shares held by Recordkeeping Agent for such Clients prior to the Effective Date of this Addendum as to a Fund; (b) Shares first placed into a brokerage account with Recordkeeping Agent after the termination of this Addendum as to a Fund issuing such Shares; and (c) Shares on which Recordkeeping Agent or IBD has, upon placement of Shares in a brokerage account with Recordkeeping Agent, assessed to Client any transaction fee payable to Recordkeeping Agent or IBD. The total number of Shares of each Fund participating in FundVest Institutional as determined by Recordkeeping Agent in its sole discretion and as invoiced to the Funds, Fund Agent and/or Adviser upon which Fees are due to Recordkeeping Agent are referred to within this Addendum as program shares (“Program Shares”). All Shares which are not determined to be Program Shares are hereby defined as non-program shares (“Non-Program Shares”). This fee is in addition to any other Rule 12b-1 fees due and payable to Pershing or participating IBDs.

The Fees from each Fund, Fund Agent and/or Adviser shall be paid solely to Recordkeeping Agent. Recordkeeping Agent shall be solely responsible for payment of a portion of the Fees to IBDs pursuant to separate agreements with such IBDs. In the event that the Services are revised, the parties agree, in good faith, to negotiate a revision of Fees.

For performance of Services as outlined in Article I of the Addendum, each Fund, Fund Agent and/or Adviser shall pay or cause to be paid to Recordkeeping Agent fees calculated as follows:

(a)  An annual service fee rate of 15 basis points of the average daily market value of Program Shares, to be paid quarterly upon receipt of invoice from Recordkeeping Agent. Total market value of Program Shares will be calculated daily and averaged throughout the exact number of days in the quarter to arrive at the average daily market value. Payment shall be made to Recordkeeping Agent within thirty (30) days after Fund’s (or its designee’s) and/or Adviser’s receipt of such invoice. Unless otherwise agreed to by Recordkeeping Agent in writing, such payment shall be by wire transfer pursuant to written instructions received from Recordkeeping Agent and shall be separate from other wire transfer payments to Recordkeeping Agent.

(b)  For avoidance of doubt, the parties hereto agree that, solely with respect to a particular Fund position, upon the subsequent purchase of FundVest share for that position, whether FundVest Focus or FundVest Institutional, the annual service fee rate set forth in clause (a) above will apply to all shares of that Fund position, including non-FundVest shares.

(c)  An annual administrative maintenance fee, with respect to Program Shares of each Fund, based upon December month-end assets:

Asset Level (per Fund)	Annual Administrative Maintenance Fee
$0-2.5 million	$4,000
$2.5-$5 million	$2,500
Over $5 million	$0

The annual administrative maintenance fee with respect to a Fund shall be waived if (1) such Fund has been included in Schedule I and subject to the terms of the Addendum for less than 12 months or (2) if the average assets per Fund exceeds $5 million (as measured by adding all Program Shares, based on December month-end assets, and dividing by the total number of Funds). The annual administrative maintenance fee shall be paid in accordance with sub-paragraph 1(a) above. The maximum total annual administrative maintenance fee payable by any Fund shall not exceed $15,000.

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SCHEDULE III – BILLING INFORMATION

Please provide billing contact information.

Name:	Brittany Fahrenkrog

Title:	Director of Client Services

Firm:	Tributary Capital Management, LLC

Address:	1620 Dodge Street, Stop 1089

Omaha, NE 68197

Phone:	402-602-7200

Fax:	402-938-5608

E-mail: clientservices@tributarycapital.com

8	January 2023